Exhibit (q2)

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Investment Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on December 9, 2020:

RESOLVED, that the Board of Trustees of the Trust hereby approves and authorizes the use of the Powers of Attorney executed by the Trustees and certain Officers of the Funds appointing Alan Goodson, Megan Kennedy, and Lucia Sitar as attorneys-in-fact for the purpose of signing and filing on behalf of the Funds, their Registration Statement and any amendments thereto under the Securities Act of 1933 and the 1940 Act with the Securities and Exchange Commission, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: February 19, 2021

/s/ Rebecca D. Gilding
Rebecca D. Gilding
Secretary